EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of BreitBurn Energy Partners, L.P. of our report dated October 6, 2011 relating to the Statement of Revenues and Direct Operating Expenses of the assets acquired pursuant to the July 26, 2011 Asset Purchase Agreement with Cabot Oil & Gas Corporation, which appears in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
May 18, 2012